Exhibit 10.1

May 26, 2023

John Van Scoter

Re: Appointment as Chief Executive Officer

Dear John:

It is with great pleasure that I offer you a full-time employment position at Solid Power Operating, Inc. (the “Company” or “we”) in the position of President and Chief Executive Officer of Solid Power, Inc. (“Parent”), beginning on June 14, 2023 (the actual first date of your employment, the “Effective Date”).

1.            Title; Position. As of the Effective Date you will be employed as Parent’s President and Chief Executive Officer. You will report to the Board of Directors of Parent (the “Board”) and perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Board. In addition, you shall be appointed to the Board, which such appointment to take effect as of the Effective Date.

2.            Location. You will perform your duties from Parent’s corporate offices located in Louisville, Colorado, subject to customary travel as reasonably required by the Company and necessary to perform your job duties. You will be required to relocate to the Denver metropolitan area by August 15, 2023, or as soon as possible thereafter.

3.            Base Salary. Your annual base salary will be $538,000 (“Salary”), which will be payable in accordance with the Company’s normal payroll practices, subject to applicable withholdings. Your Salary will be subject to review and adjustment from time to time by the Human Resources and Compensation Committee of the Board (the “Committee”), in its sole discretion.

4.            Annual Bonus. Your target annual cash bonus will be 100% of your Salary, with a maximum opportunity of 200% of your Salary, which may be earned based on the achievement of performance objectives established by the Committee, in its sole discretion (the “Annual Bonus”), and, to the extent such performance objectives are achieved, the Annual Bonus will be payable in the following year, with payment to be made as soon as practicable after the Board’s approval of the audited financial statements for the fiscal year to which the Annual Bonus relates, and subject to applicable withholdings. Unless determined otherwise by the Committee, your Annual Bonus will be subject to your continued employment through the date of payment. Your Annual Bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee, in its sole discretion. For calendar year 2023, your Annual Bonus, to the extent earned, will be prorated for the portion of the year beginning on the Effective Date to reflect the actual Salary paid to you during 2023.

5.            Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. As of the Effective Date, you will receive initial equity awards having an aggregate target grant date value of $4,500,000, 50% of which shall be granted in the form of time-based restricted stock units and 50% of which shall be granted in the form of stock options, which shall be incentive stock options to the maximum amount permitted under Section 422 of the Internal Revenue Code of 1986, as amended. The target value will be converted to a number of shares at the time of grant based on the standard method for such conversion that Parent uses for other Company employees. Your initial equity awards will be subject to the terms and conditions of Parent’s 2021 Equity Incentive Plan and the standard forms of award agreements used thereunder. Each award will vest over a four-year period, subject to your continued employment, with 25% vesting on the first anniversary of the grant date, and the remainder vesting in 12 equal quarterly installments on each subsequent March 31, June 30, September 30, and December 31. The options shall have an exercise price equal to the closing price of Parent stock on the date of grant and shall expire 10 years after the date of grant, or earlier upon or following your termination of employment, consistent with Section 15 of Parent’s 2021 Equity Incentive Plan and the standard form of option agreement used by Parent.

6.            Stock Ownership. You will be subject to Parent’s stock ownership guidelines (the “Guidelines”), which currently require you to hold shares of Parent common stock, as defined in the Guidelines, having a value equal to five times your Salary. You must meet this requirement within five years after the Effective Date. Subject to the terms of the Guidelines, until this ownership requirement is met, you must retain 50% of the net number of shares subject to equity awards that become vested or are exercisable, after tax withholding and the payment of any exercise or purchase price (if applicable).

7.            Relocation Benefit. The Company will pay for the reasonable brokerage fees and other direct transaction costs of selling your personal residence in New Jersey and the reasonable expenses of moving the regular household goods of you and your immediate family in connection with your relocation to the Denver metropolitan area, subject to applicable tax withholding. In addition, the Company will provide a one-time relocation allowance of $75,000, subject to applicable tax withholding, to cover house-hunting and interim living expenses for you and your immediate family.

8.            Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, including the Company’s paid-time-off policy, subject to their applicable terms and conditions. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, arrangements and policies it offers to its employees at any time.

9.            Severance—Non-Change in Control. Pursuant to the terms of Parent’s Executive Change in Control and Severance Plan, as it may be amended from time to time in accordance with its terms (the “Severance Plan”), if either the Company terminates your employment without “Cause” (other than due to death or disability) or you resign for “Good Reason,” in either case other than in connection with a Change in Control (as such terms are defined in the Severance Plan), then subject to your execution and non-revocation of a general waiver and release of claims in favor of Parent and its affiliates, you will be entitled to:

a.	continuation of your Salary for 12 months after the last day of your employment,

b.	any earned but unpaid Annual Bonus for the year preceding the year of termination, based on actual performance for such year,

c.	a prorated Annual Bonus for the year of termination, based on actual performance for such year and payable at the same time as Annual Bonuses are paid to actively employed executives, and

d.	reimbursement of premiums for continued health coverage (“COBRA”) for 12 months after the last day of your employment, or a lump sum payment in lieu of such reimbursement.

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10.           Severance—Change in Control. Pursuant to the terms of the Severance Plan, if your employment is terminated by the Company without Cause (other than due to death or disability) or by you for Good Reason, in either case within three months prior to a Change in Control or 12 months after a Change in Control (as such terms are defined in the Severance Plan), then in lieu of the severance benefits described in Section 9 and subject to the execution and non-revocation of a general waiver and release of claims in favor of Parent and its affiliates, you will receive the following payments and benefits:

a.	a lump sum payment equal to the sum of (i) 18 months of your Salary plus (ii) 150% of your target Annual Bonus for the year of termination,

b.	any earned but unpaid Annual Bonus for the year preceding the year of termination, based on actual performance for such year,

c.	reimbursement of COBRA premiums for 18 months after the last day of your employment, or a lump sum payment in lieu of reimbursement and

d.	all outstanding equity awards will become vested in full.

11.          Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding taxes or other charges required to be withheld under applicable law.

12.          Confidential Information, Invention Assignment and Arbitration Agreement. In connection with the execution of this Agreement , you agree to execute the Confidential Information, Invention Assignment and Arbitration Agreement attached as Attachment 1 hereto (the “CIIA”).

13.          At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws. Upon the termination of your employment with the Company and its affiliates for any reason, you agree to resign from all Board, committee and other positions with Parent, the Company and any of their affiliates, unless otherwise requested by the Board.

14.          Clawback. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback or recoupment policy that Parent or any of its affiliates has adopted, adopts in the future, or is otherwise required by law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which Parent’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law.

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15.          Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of your death. Any reimbursement payable to you pursuant to this Agreement or otherwise shall be conditioned on your submission of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you in accordance with such policy, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

16.          Miscellaneous. This Agreement, together with the CIIA and the Severance Plan, constitute the entire agreement between you and Parent, the Company and their affiliates regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and Parent, the Company and their affiliates. Any conflicts or inconsistencies between the terms and conditions of the aforementioned documents shall be resolved in accordance with the following descending order of precedence: (a) this Agreement; (b) the CIIA; and (c) the Severance Plan. This Agreement will be governed by the laws of the State of Colorado but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

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To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

SOLID POWER OPERATING, INC.

By:	/s/ David Jansen
Name: David Jansen
Title: Interim Chief Executive Officer and President

Agreed to and accepted:

/s/ John Van Scoter
John Van Scoter

SIGNATURE PAGE TO OFFER LETTER

Attachment 1

Confidential Information, Invention Assignment and Arbitration Agreement

See attached.

1

NOTIFICATION FOR COLORADO EMPLOYEES

OF NONCOMPETE REQUIREMENT

This is to notify you in accordance with Colo. Rev. Stat. § 8-2-113 that the attached Confidential Information, Invention Assignment and Arbitration Agreement (the “Agreement”) contains a covenant not to compete that could restrict your options for subsequent employment following your separation from employment with Solid Power Operating, Inc. (the “Company”).

Section 7 of the Agreement contains the terms of the covenant not to compete. Attached is a copy of the Agreement.

Employee Acknowledgement:

This is to acknowledge that I have received a copy of the Agreement and have been given an opportunity to review it before I accept the Company’s offer.

I understand that the Agreement contains a covenant not to compete that could restrict my options for subsequent employment following my separation from employment with Solid Power Operating, Inc. I acknowledge that it is my responsibility to read, understand and comply with such covenant.

/s/ John Van Scoter
John Van Scoter

05/30/2023
Date

Confidential Information, Invention Assignment, and Arbitration Agreement

SOLID POWER, INC.

CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

As a condition of my employment with Solid Power Operating, Inc., its parent, subsidiaries, affiliates, predecessors, successors or assigns (together the “Company”), and in consideration of my employment or continued employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Confidential Information, Invention Assignment and Arbitration Agreement (this “Agreement”):

1.            At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY AN OFFICER OF THE COMPANY (OTHER THAN ME). I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.            Confidential Information. I understand that while employed by the Company, I will have access to, receive, learn, develop and/or conceive technical, customer, prospect, financial or other information that is proprietary and confidential to the Company and that this information must be kept in strict confidence to protect the Company’s business and maintain its competitive position in the marketplace, and this information would be useful to the Company’s existing and potential competitors for indefinite periods of time. Accordingly, I agree that during and after my employment with the Company, I will hold in the strictest confidence, and will not use (except for the benefit of the Company during my employment) or disclose to any person, firm or corporation (without written authorization of the Board of Directors of the Company (the “Board”)) any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.            Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions except Prior Inventions. Set forth on Exhibit A is a list describing all Prior Inventions, which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company; or, if there is no entry, I represent that there are no such Prior Inventions:

4.            Compensation. I understand that there are no verbal agreements for compensation from the Company and that all compensation (including any equity grants) must be approved by the Board or a committee thereof.

5.            Additional Terms and Conditions. All capitalized terms have the meaning defined in the additional terms and conditions of employment attached as Exhibit B (the “Additional Terms and Conditions”). I have reviewed (and have had the opportunity to review with my advisors) the Additional Terms and Conditions and agree to abide by them in all respects.

Confidential Information, Invention Assignment, and Arbitration Agreement

Date:	05/29/2023	/s/ John Van Scoter
Signature

John Van Scoter
Name of Employee (typed or printed)

Confidential Information, Invention Assignment, and Arbitration Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

None

No inventions or improvements

Additional Sheets Attached

Signature of Employee:	/ s/ John Van Scoter

Print Name of Employee:	John Van Scoter

Date:	05/30/2023

Confidential Information, Invention Assignment, and Arbitration Agreement

EXHIBIT B

ADDITIONAL TERMS AND CONDITIONS OF EMPLOYMENT

1.            Confidential Information and Trade Secrets.

A. Company Confidential Information. I understand that “Company Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by me or to which I gained access while employed by the Company concerning (i) the business or affairs of the Company, (ii) products or services, including organizational products or services roadmaps, (iii) revenues, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) customer preferences and contact information, (xiv) the personnel information of other employees (including, but not limited to, skills, performance, discipline and compensation), (xv) other copyrightable works, (xvi) all production methods, processes, technology and trade secrets and (xvii) all similar and related information in whatever form. Company Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. I further understand that Company Confidential Information does not include  information that arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise or any of the foregoing items that have become publicly known and made generally available through no wrongful act (or failure to act) of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. I acknowledge that, as between the Company and me, all Company Confidential Information shall be the sole and exclusive property of the Company and its assigns.

B. Company Trade Secrets. I understand that “Company Trade Secrets” include, but are not limited to information regarding the Company’s solid-state batteries and the associated product designs, materials, formulation and production processes, testing processes, product storage and handling practices, packaging, specific customer requirements, target markets, current or prospective partners, vendors or customers, development plans or product performance or safety metrics.

C. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information (including, but not limited to, software, source and object code, developments, techniques, inventions, processes, technology, designs and drawings) or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

Confidential Information, Invention Assignment, and Arbitration Agreement

E. EU Personal Data. During my employment with the Company, I may have access to individually identifying information about Company employees, contractors and third party workers in European Union countries (collectively, “EU Personal Data”). I will access EU Personal Data only when I have a legitimate and necessary business reason to do so. I further agree to strictly maintain the confidentiality of EU Personal Data.

F. Exceptions to Confidential Information. I understand that nothing in this Agreement is intended to (i) limit or restrict my rights as an employee to discuss the terms, wages and working conditions of my employment as protected by applicable labor laws; and (ii) limit or restrict in any way my immunity from liability for disclosing the Company’s Trade Secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.

(1) Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

2.            Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made, conceived or first reduced to practice by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me or a third party (such as a former employer), which relate to the Company’s actual or proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If, in the course of my employment with the Company, I incorporate into a Company product, material, process, machine or service, a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, use, disclose, reproduce, distribute, offer to sell, sell, have sold, import and otherwise exploit such Prior Invention as part of or in connection with such product, material, process, machine or service, and to practice any method related thereto. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company product, material, process, machine or service without the Company’s prior written consent.

Confidential Information, Invention Assignment, and Arbitration Agreement

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, mask works, prototypes, models, materials, discoveries, ideas, processes, formulas, data, know-how, techniques, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time I am in the employ of the Company, whether before or after the execution of this Agreement, except as provided in Section 2.F below (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Additionally, any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

C. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend and enforce such rights, and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

Confidential Information, Invention Assignment, and Arbitration Agreement

F. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that I develop entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of such invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the criteria of this Section 2.F and are not otherwise disclosed on Exhibit A.

G. Obligation to Keep Company Informed. During the term of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during the term of my employment with the Company and for a period of one year thereafter. At the time of each such disclosure, I will advise the Company in writing of any inventions that I believe fully qualify for protection under Section 2.F above; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to inventions that qualify fully for protection under the provisions of Section 2.F above. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2.F above.

3.            Conflicting Employment.

A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship or commitment that is directly related to the business in which the Company is now involved or has taken specific and substantial steps to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 3.A, I represent that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns for all verdicts, judgments, settlements and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

Confidential Information, Invention Assignment, and Arbitration Agreement

4.            Returning Company Documents. I agree that, at the time of leaving the employ of the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment and other electronic devices, as well as any other equipment related thereto), records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, emails, Excel spreadsheets, PowerPoint Presentations, engineering notebooks, Company credit cards, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2.D. This obligation to return all documents, includes, but is not limited to, copies of any documents maintained on paper or in electronic format that exists on any personal email account, computer, personal digital assistant, memory stick, USB device, cloud computing software or any other electronic device or media (collectively, “Devices and Media”). Upon returning such documents to the Company, I agree that I will then permanently delete from my Devices and Media any and all such documents that contain Company Confidential Information. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C. I also consent to an exit interview to confirm my compliance with this Section 4.

5.            Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of one (1) year after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

6.            Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

7.            Non-Competition and Non-Solicitation of Employee Covenants.

A. Protection of Trade Secrets. I agree that my position is highly compensated and that I will have access to the Company’s Confidential Information and Trade Secrets, and I agree that this Agreement is narrowly tailored to protect the Company’s Trade Secrets for the period and in the locations stated below.

B. Covenants.

(i) Non-Competition. To the fullest extent permitted under applicable law, and in order to protect the Company’s Trade Secrets, I agree that during my employment and for a period of 24 months immediately following the termination of my employment with the Company for any reason (the “Restricted Period”), I will not, in the Covered Area (as defined below), participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm or other entity that competes with the Company in the design, development, manufacture, production, marketing and sales of products and services relating to sulfide solid-state rechargeable batteries (the “Business”), unless my participation, employment, consultation or rendition of services is solely in a capacity that is not competitive with the Business of the Company.

I acknowledge and agree that the Company’s business is worldwide and that the Company’s competitors are located throughout the United States and in various foreign countries. For the purposes of this Agreement “Covered Area” means the world, and I agree that reasonable protection of the Company’s Trade Secrets requires a correspondingly broad geographic scope.

(ii) Non-Solicitation of Customers. To the fullest extent permitted under applicable law, and in order to protect the Company’s Trade Secrets, I hereby agree that during the Restricted Period, I will not directly or indirectly solicit any of the Company’s actual customers or vendors with which I have worked or otherwise had substantial contact at any time during my employment to cease doing business with the Company, to reduce the quantity of their business with the Company or to purchase products or services that are competitive with the Business of the Company.

Confidential Information, Invention Assignment, and Arbitration Agreement

(iii) Non-Solicitation of Employees. To the fullest extent permitted under applicable law, I hereby agree that during the Restricted Period, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, contractors or consultants to terminate their relationship with the Company or to become employed or engaged as a consultant by me or any other third party.

C. Enforcement. I agree and acknowledge that in the event of a breach of any of the provisions of this Section 7, the Company and/or its respective successors would sustain irreparable harm, and, therefore, I agree that in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including, but not limited to, specific performance, temporary restraining orders and preliminary and permanent injunctive relief restraining me from committing or continuing any such violation of this Section 7 as may be determined by a court of competent jurisdiction. The Restricted Period shall be extended for the period equal to the time period that I am in breach of any provision of this Section 7.

D. Further Acknowledgements. I acknowledge that the value of the Company’s Trade Secrets and other confidential and proprietary information, goodwill and customer relationships is substantial, and I understand and agree that the nature of my position with the Company will necessarily require the Company to disclose such information to me. I further acknowledge that the Company and its affiliated entities engage in the Business globally and throughout the Covered Area and that the Business is very competitive. I further acknowledge that the Company plans to continue to engage in the Business globally and throughout the Covered Area during the Restricted Period. I further acknowledge that competition by me with the Business could severely injure the Business and impair the goodwill owned by the Company, and agree that the covenants in this Section 7 are reasonable and necessary (i) in terms of geographic scope, duration and range of activities; and (ii) to protect the Company’s Trade Secrets, goodwill, customer relationships and stable workforce and other reasonable competitive business interests of the Company, all as may be determined by a court of competent jurisdiction.

E. Savings. I agree that the covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each county, city, state, nation and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms. It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Section 7 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 7. Each provision of this Section 7 is separable from every other provision of this Section 7, and each part of each provision of this Section 7 is separable from every other part of such provision.

I agree that nothing in this Section 7 shall affect my continuing obligations under the Agreement during and after the Restricted Period, including, without limitation, my obligations under Section 1.

Confidential Information, Invention Assignment, and Arbitration Agreement

8.            Non-Disparagement. I agree not to disparage the Company and its officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.

9.            Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

10.            Use of My Image. I hereby grant the Company permission to use any images taken of me by or on behalf of the Company during my employment with the Company for commercial or non-commercial materials and collateral, including, but not limited to, the Company’s websites, publicly-filed documents, presentations, signage and advertisements. I understand that I will not receive any additional compensation for such use and hereby release the Company and anyone working on behalf of the Company in connection with the use of my images.

10.          Code of Business Conduct and Ethics. I agree to diligently adhere to all policies of the Company, including the Company’s insider’s trading policies and the Code of Business Conduct and Ethics attached as Exhibit D hereto, which may be revised from time to time during my employment.

11.          Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

12.          Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone and technology systems to which I will have access in connection with my employment.

Confidential Information, Invention Assignment, and Arbitration Agreement

13.          Arbitration and Equitable Relief.

A. Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims or disputes with the Company and any employee, officer, director, shareholder or benefit plan of the Company, arising out of, relating to or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). The FAA shall govern the enforceability, applicability, interpretation and implementation of this Section 13 and all procedural issues connected with conducting the arbitration and enforcing or appealing the arbitration award. Disputes that I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Colorado Anti-Discrimination Act, the Colorado Job Protection and Civil Rights Enforcement Act, the Colorado Wage Claim Act, the Colorado Minimum Wages of Workers Act, the Family and Medical Leave Act, claims of harassment, discrimination, retaliation and wrongful termination and any statutory or common law claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me arising out of, relating to or resulting from my employment with the Company.

B. Procedure. I agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”). I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator shall have the power to award any remedies available under applicable law, to include attorney’s fees to the prevailing party in the arbitration. Further, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, the Arbitrator may award (and, in some cases, must award) reasonable fees to the prevailing party in a manner consistent with applicable law. I understand that the Company will pay for any and all filing, administrative or hearing fees charged by the arbitrator or JAMS except that I shall pay as much of the filing fees as I would have instead paid had I filed a complaint in a court of law. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. I acknowledge that if I am unable to access these rules, I will contact the Company’s human resources personnel who will provide me with a hard copy or electronic copy of the JAMS Rules. I agree that the arbitration shall take place in Denver, Colorado or in such other location as may be mutually agreed to by the Company and me. I agree that the decision of the arbitrator, including the essential findings of facts and law, shall be in writing.

C. Exclusive Forum. Arbitration shall be the sole, exclusive and final forum for resolving any dispute between me and the Company. Neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. A reviewing court may only confirm, correct or vacate an arbitration award in accordance with the standards set forth in the FAA, 9 U.S.C. §§ 1-16.

D. Availability of Injunctive Relief. Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration, either party may file an action in any court of competent jurisdiction to seek and obtain injunctive and equitable relief to ensure that any relief sought in arbitration is not rendered ineffectual by interim harm that could occur during the pendency of the arbitration proceeding.

E. Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Workers’ Compensation Appeals Board. Further, to the extent I would have to file a timely administrative charge or complaint as a prerequisite to filing a claim in court, I must do the same before submitting a claim to arbitration under this Agreement. This Agreement does, however, preclude me from pursuing court action regarding any such claim. Thus, upon receipt of a right-to-sue letter or similar administrative determination, I will still have to arbitrate any claim I have against the Company.

Confidential Information, Invention Assignment, and Arbitration Agreement

F. Severability of Arbitration Provisions. Should Section 13.D of this Agreement, and/or any other provision of this Agreement requiring that claims be brought only on an individual basis, be determined invalid or unenforceable with respect to any particular claim, then that claim shall not proceed in arbitration but rather shall be resolved in a court of competent jurisdiction. If that occurs, however, this Agreement will still be fully enforceable as to all other claims, which must be resolved in arbitration on an individual basis. Except as otherwise stated herein, and as explained in Section 14.C of this Agreement, if any other provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such adjudication will not affect the validity of the remainder of the Agreement which will remain in full force and effect.

G. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

14.          General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. Except for Section 13 of this Agreement, which shall be governed by the FAA, this Agreement will be governed by the laws of the State of Colorado without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than Colorado. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed against me by the Company.

B. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless approved by the Board. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Severability. Except as provided in Section 13.F, if any provision of this Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, all other provisions will remain in full force and effect, as if the void, illegal or unenforceable provision is not part of the Agreement. If any provision of this Agreement is held to be overbroad or invalid by a court or arbitrator with jurisdiction over the parties, that provision may be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law.

Confidential Information, Invention Assignment, and Arbitration Agreement

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators and other legal representatives, and will be for the benefit of the Company, its successors and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated.

E. Waiver. Waiver by either party of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

F. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Confidential Information, Invention Assignment, and Arbitration Agreement

EXHIBIT C

SOLID POWER OPERATING, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property or reproductions of any and all aforementioned items belonging to Solid Power Operating, Inc., its parent, subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that Agreement.

I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all Company Confidential Information (as such term is defined in the Confidentiality Agreement), including Company Trade Secrets (as such term is defined in the Confidentiality Agreement), confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

After leaving the Company’s employment, I will be employed by                                            in the position of: ___________________________.

Signature of employee

Print name

Date

Address for Notifications:

Confidential Information, Invention Assignment, and Arbitration Agreement

EXHIBIT D

SOLID POWER, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

[Available at https://ir.solidpowerbattery.com/corporate-governance/documents-charters]

Confidential Information, Invention Assignment, and Arbitration Agreement